Exhibit 10.17.2
September 1, 2005
Cholestech Corporation
3347 Investment Blvd.
Hayward, CA 94545
Dear Mr. Pinckert:
     This letter amendment (this “Amendment”) is to confirm the changes agreed upon between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) and CHOLESTECH CORPORATION (“Borrower”) to the terms and conditions of that certain letter agreement between Bank and Borrower dated as of May 1, 2000, as amended from time to time (the “Agreement”). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Agreement shall be amended as follows to reflect said changes.
     1. The Agreement is hereby amended by deleting “September 1, 2006” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “September 1, 2008,” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of September 1, 2005 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.
     2. Paragraph V.3 is hereby deleted in its entirety, and the following substituted therefor:
          “3. Financial Statements. Provide to Bank all of the following, in form and detail satisfactory to Bank:
          (a) not later than 120 days after and as of the end of each fiscal year, a copy of 10K report filed with the Securities Exchange Commission, prepared by Borrower;
          (b) not later than 60 days after and as of the end of each fiscal quarter, a copy of 10Q report filed with the Securities Exchange Commission, prepared by Borrower;
          (c) from time to time such other information as Bank may reasonably request.
     3. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used herein. This Amendment and the Agreement shall be read together, as one document.

Cholestech Corporation
August 1, 2005

     4. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of Borrower’s acknowledgment set forth below there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.
     Your acknowledgment of this Amendment shall constitute acceptance of the foregoing terms and conditions.

Sincerely, WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Gregory Harris

Gregory Harris
Relationship Manager
Acknowledged and accepted as of September 8, 2005:
Cholestech Corporation

By:	/s/ Warren E. Pinckert II
Warren Pinckert
President, CEO